                                DEREK M. GALANIS
                             160 CENTRAL PARK SOUTH
                                    SUITE 860
                            NEW YORK, NEW YORK 10019

                                 (212) 459-0464
                               Fax (212) 459-0231


July 7, 2000


Jason W. Galanis, President
Inc.ubator Capital, Inc.
9777 Wilshire Boulevard
Suite 718
Beverly Hills, California 90212

         Re: Conversion to Preferred Stock of $1 million loan by Derek M. Galanis to Inc.ubator Capital, Inc. (the "Company"); issuing of Warrants by the Company in consideration therefor
               ---------------------------------------------------------------

Dear Jason:

On or about May 30, 2000 I loaned the loaned the Company an aggregate of $1 million U.S. (the Loan"). In accordance with the terms set forth herein, I hereby agree to accept as full payment of the Loan (the "Equity Conversion"), 1 million shares of the Company's Series B Preferred Stock (the "Preferred Stock"). The Preferred Stock will (i) bear cumulative dividends at the annual rate of 8%, payable quarterly in arrears commencing October 7, 2000; (ii) have a liquidation preference as to all of the Company's equity securities which are currently authorized or may be authorized in the future except for the Company's currently outstanding shares of Series A Preferred Stock as to which it will be junior; and (iii) be convertible into the Company's common stock, par value $0.001 per share, (the "Common Stock") at the rate of $4.00 per share, subject to adjustment as provided therein. The Preferred Stock will carry no voting or redemption rights for the holders thereof.

As consideration for my agreement to effect the Equity Conversion, the Company is granting me warrants (the "Warrants") to purchase an aggregate of 50,000 shares of Common Stock for a period of two years from the date hereof at a price of $2.50 per share, subject to adjustment as provided therein.

The form of Designation of Preference and Rights of the Preferred Stock and the Form of the Warrant Agreement for the Warrants are appended hereto as EXHIBITS A and B, respectively.

Jason W. Galanis
July 7, 2000
Page 2

The Company represents and warrants that the Preferred Stock is legally authorized and covenants that, upon issuance, delivery, and payment for the Preferred Stock and the Warrants, in accordance with the terms set forth herein, the Preferred Stock will be validly issued, fully paid, and non assessable and the Warrants will represent legally binding obligations of the Corporation in accordance with the terms thereof, and upon conversion of any of the shares of Preferred Stock and/or exercise of any of the Warrants, in accordance with the terms thereof, the shares of Common Stock issued upon such conversion and/or exercise will be validly issued, fully paid, and non assessable.

Please confirm the Company's agreement to the foregoing by signing this letter in the appropriate place below and returning it to me together with the certificate representing the shares of Preferred Stock and the executed Warrant Agreement. Upon receipt thereof, the Company may mark the Loan paid in full.

Very truly yours,


Derek M. Galanis

ACKNOWLEDGED AND ACCEPTED

Inc.ubator Capital, Inc.


/s/ Jason W. Galanis
---------------------------------
Jason W. Galanis, President